                         EMPLOYMENT AGREEMENT



         THIS AGREEMENT ("Agreement") is made and entered into this 19th day of September, 1997, by and between AMVESTORS FINANCIAL CORPORATION (hereinafter referred to as "AmVestors"), AMERICAN INVESTORS LIFE INSURANCE COMPANY, INC. (hereinafter referred to as "American"), AMVESTORS INVESTMENT GROUP, INC. and AMERICAN INVESTORS SALES GROUP, INC., all Kansas corporations (the latter three hereinafter collective referred to as "Affiliates"), parties of the first part (hereinafter referred to as "Companies"), and MARK
V. HEITZ (hereinafter referred to as "Mr. Heitz"), an individual, party of the second part. AmerUs Life Holdings, Inc., an Iowa corporation (hereinafter referred to as "ALH") joins this Agreement for the purposes set forth herein.

         WITNESSETH:

         WHEREAS, Mr. Heitz has been employed for many years by AmVestors and its affiliates and has been employed since 1986 as President and General Counsel of the Board of AmVestors and as Chairman and General Counsel of American since 1988; and

         WHEREAS, Mr. Heitz has also been employed by, associated with or has acted as a consultant to, and may in the future, at the request of AmVestors, be employed by, associated with or act as a consultant to, the affiliates of AmVestors; and

         WHEREAS, as of the Effective Date (as defined in Section 3 hereof) AmVestors shall have been acquired by ALH as described in that certain Agreement and Plan of Merger dated September 19th, 1997 (hereinafter referred to as "Merger Agreement");

         WHEREAS, ALH desires for the Company to continue to have the benefit of Mr. Heitz's knowledge and experience and considers such a vital element in protecting and enhancing the best interests of ALH and its shareholders and in providing management for AmVestors.

         NOW, THEREFORE, in consideration of the mutual agreements and conditions contained herein, the parties hereto agree as follows:

         1.   FULL-TIME EMPLOYMENT OF EXECUTIVE.

              a.   DUTIES AND STATUS.

                   (1) AmVestors hereby employs Mr. Heitz as its President and Chief Executive Officer and American hereby employs Mr. Heitz as its President and Chief Executive Officer to provide certain services set forth herein and to provide certain other employment services to affiliates for the employment period as defined in paragraph 3(a), and Mr. Heitz accepts such employment, on the terms and conditions set forth in this Agreement. During the employment period, Mr.

Heitz shall perform such managerial duties and responsibilities for AmVestors and affiliates as may be assigned to him in accordance with the bylaws.

                   (2) During the employment period, Mr. Heitz shall devote his full time and efforts to the business of AmVestors and its affiliates and shall not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties hereunder in any way. Mr. Heitz shall be entitled to reasonable vacations and to such personal and sick leave as may be established by AmVestors' and affiliates corporate policies. Mr. Heitz shall perform his duties while employed in good faith and shall observe faithfully the covenants and agreements made by him herein.

              b.   COMPENSATION AND GENERAL BENEFITS.

                   (1) During the employment period, AmVestors shall pay Mr. Heitz a base salary to be established annually by the Board of Directors, payable in twice monthly installments (or on such other basis as may be mutually agreed upon). The salary shall be reviewed annually by the Board of Directors and may be increased, but not diminished, during the employment period.

                   (2) In addition to the salary provided by subparagraph (1) of this paragraph 1(b), AmVestors and affiliates shall provide benefits and other perquisites reasonably comparable to, and no less favorable than, those provided by AmVestors and its affiliates to Mr. Heitz during 1997, including, but not limited to, an automobile suitable for the business and personal use of Mr. Heitz.

                   (3) Attached hereto is a copy of a letter from ALH setting forth the compensation and general benefits to be payable to Mr. Heitz during the employment period. ALH guarantees performance by the Company of its obligations under this paragraph 1(b) throughout the entire term of this Agreement.

         2.   COMPETITION:  CONFIDENTIAL INFORMATION.

         The parties recognize that, due to the nature of Mr. Heitz's prior association with the Companies and of his engagement hereunder, and as a consequence of his relationship to Companies, both in the past and in the future, Mr. Heitz has had access to and has acquired, and has assisted in and may assist in developing confidential and proprietary information relating to the business and operations of the Companies. Mr. Heitz recognizes that such information has been and will continue to be of central importance to the business of the Companies and that disclosure of such information to others or its use by others could cause substantial irreparable loss to the Companies. Mr. Heitz and Companies also recognize that an important part of Mr. Heitz's duties will be to develop good will for the Companies through his personal contact with others having business relationships with Companies and within the insurance industry, and that there is a danger that this good will, a propri-etary asset of the Companies, may follow him if and when his relationship with the Companies is terminated. Mr. Heitz accordingly agrees as follows:

              a. NON-COMPETITION DURING EMPLOYMENT PERIOD. During the employment period he will not directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, except for the account of and on behalf of Companies, engage in any activity competitive with the business of Companies, nor will he be in competition with Companies, solicit or otherwise attempt to establish any business relationships with any person, firm or corporation which was, at any time during the employment period, a customer or supplier of Companies. However, nothing in this Section 2 shall be construed to prevent him from owning, as an investment, up to one percent (1%) of a class of equity securities issued by any competitor of Companies.

              b. NON-COMPETITION AFTER PERIOD OF EMPLOYMENT. Mr. Heitz agrees that during the term of this Agreement and for a period of two years following termination of this Agreement, if payments are being made to Mr. Heitz pursuant to paragraph 3.c., he will not, without the Companies prior written permission, attempt to entice away from the Companies or affiliates or subsidiaries on behalf of any party whatsoever, or employ or otherwise engage, contract with or retain directly or indirectly; (i) any employee then employed by the Companies, affiliates or subsidiaries or employed by them at any time during the previous two (2) years; or (ii) any individual or entity under engagement by the Companies during the previous two yeas, by contract or otherwise, for the purpose of marketing, distributing or selling insurance and annuity products or developing clients or customers on behalf of the Companies. Mr. Heitz further agrees that during such period (if such payments are being made), he will not do anything to impair the Companies or their affiliates or subsidiaries' prospects of sales or business retention, and shall not solicit for any reason any of the Companies or its employees, agency personnel, insureds or applicants, nor knowingly accept commissions directly or indirectly on any policy written in replacement of any policy produced or written by the Companies or any of their affiliates or subsidiaries nor shall Mr. Heitz in any way derogate the Companies, its products or personnel.

              c. CONFIDENTIAL INFORMATION. Mr. Heitz will not disclose any confidential information of Companies which is now known to him or which hereafter may become known to him as a result of his employment or association with Companies and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of Companies and at all times after the expiration of the employment period.

              d. COMPANIES' REMEDIES FOR BREACH. It is recognized that damages in the event of breach of this Section 2 by Mr. Heitz would be difficult, if not impossible, to ascertain and it is, therefore, agreed that each of the Companies, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and Mr. Heitz hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude Companies from pursuing any other rights and remedies at law or in equity which Companies may have.

         3.   EMPLOYMENT PERIOD.

              a. DURATION. The employment period shall commence on the date of the closing of the acquisition of AmVestors as described in the Merger Agreement (the "Effective Date") and shall end on December 31, 2000 unless otherwise terminated as provided in this Agreement.

              b. PERFORMANCE AND TERMINATION. Subject to the performance of the covenants and agreements made by Companies herein, Mr. Heitz shall perform his duties during the employment period in good faith and will observe faithfully the covenants and agreements made by him herein. Mr. Heitz shall not be discharged during the employment period except for cause involving dishonestly, moral turpitude, or material breach of any express or implied condition under this

Agreement. The discharge of Mr. Heitz for reasons other than those specified in the preceding sentence shall be deemed to be a discharge without cause.

              c. MR. HEITZ'S REMEDIES. If the Companies shall take any action with respect to Mr. Heitz's employment as set forth in paragraph 3(d) thereby entitling him to terminate his employment as provided in paragraph 3(d), or discharges him without cause then Mr. Heitz shall be entitled to be paid a sum equal to two (2) years salary based on the base salary level in effect on the date of termination or discharge. Payments shall be made bimonthly in 48 equal installments and shall commence on the effective date of discharge or termination. The parties agree that, the payments provided hereunder shall be deemed to constitute payment for the non-compete provisions contained in paragraph 2(b) and not a penalty for breach by Companies and Companies agree that Mr. Heitz shall not be required to mitigate his damages. This paragraph shall constitute Mr. Heitz's sole remedy for compensation upon the cessation of his employment and/or breach of this Agreement.

         In the event Mr. Heitz materially violates the non-compete provisions of paragraph 2(b) after his employment has ceased then Companies shall have the right to cease all payments required under the provisions of paragraph 3(c).

              d. TERMINATION FOR GOOD REASON. Mr. Heitz shall be entitled to terminate his employment for good reason. Any termination of employ-ment under the following circumstances shall be for good reason and shall be deemed to be a breach of this Agreement by the Companies:

                   (1) Without the express written consent of Mr. Heitz, he is assigned any duties inconsistent with his positions, duties, responsibilities and status with the Companies since the Effective Date, or his reporting responsibilities, titles or offices as in effect during the period of this Agreement are changed or he is removed from or not reelected to any of such positions, except in connection with the termination of his employment for cause, or as a result of his substantial disability or death;

                   (2) The annual base salary of Mr. Heitz as in effect on the Effective Date, as the same hereafter may be increased from time to time, is reduced; or

                   (3) Any of the Companies require Mr. Heitz without his agreement to be based anywhere other than the Topeka offices except for required travel on Companies' business to an extent substantially consistent with his business travel obligations in effect immediately prior to the date of this Agreement.

         4.   DEATH OR DISABILITY.

              In the event Mr. Heitz shall become so disabled during the term of this Agreement that he is unable to reasonably perform his duties for a period of ninety 90 days, either Mr. Heitz or AmVestors and its Affiliates shall have the right to terminate this Agreement upon written notice given at the end of such ninety (90) days period; provided that, at the time of delivery of such notice, such disability shall be continuing. In the event of a disagreement between Companies and/or Mr. Heitz regarding the question of whether Mr. Heitz is disabled as defined herein, the question shall be referred to the Companies physician whose decision will be conclusive and binding. In the event of termination for disability, Mr. Heitz shall be entitled to receive as a settlement of this contract, an annual sum equal to the annual base salary as such may be increased from time to time which shall be payable semimonthly, for a period of three (3) years from the date of termination. If Mr. Heitz dies during the term of this Agreement, and his employment has been terminated as a result of disability his estate or beneficiary shall receive the remaining payments under this paragraph payable semimonthly. There shall be no further obligations on the part of the Companies under this Agreement.

         5. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Kansas.

         6. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, their successors, assigns, heirs, legatees and personal representatives.

         7. ASSIGNABILITY. This Agreement shall not be assignable by the Companies, nor may his duties hereunder be delegated by Mr. Heitz.

         8. NOTICES. Any notice required or desired to be given under this Agreement shall be sent by certified mail to Mr. Heitz's resident in Topeka, Kansas and to AmVestors or its Affiliates at their principal place of business in Topeka, Kansas.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements (including the Employment Agreement between Companies and Mr. Heitz dated April 1, 1997), proposals and other communications, oral or written, between the parties hereto relating to such subject matter.

         10. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstances shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term of provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms or provisions of this Agreement or the application of such term or provision to circumstances other than those as to which it is invalid or unenforceable. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

         11. INTENT OF AGREEMENT. The Companies intend by this Agreement to provide for the employment of Mr. Heitz. While this Agreement provides for Mr. Heitz's employment, this Agreement shall in no manner ever be deemed or construed as limiting the power of stockholders to elect Mr. Heitz as a director of Companies or limiting the power of the Companies to elect its Chairman or officer(s). In like manner, if stockholders or some future Board of Directors of the Companies shall not reelect Mr. Heitz, such failure to so elect Mr. Heitz shall not be deemed or considered as a condition precedent to the continued obligation of the Companies to pay Mr. Heitz the compensation as provided for in this Agreement.

         12.  RECOVERY OF LEGAL FEES, COSTS AND EXPENSES.   In the event that
Mr. Heitz is terminated by the Companies and Mr. Heitz retains legal counsel to commences legal action, the costs and expenses, including legal fees shall be paid by the Companies or their affiliates in the event Mr. Heitz prevails in such action either by verdict or judgment. In the event Mr. Heitz prevails as defined above, the Companies or their affiliate shall pay the reasonable attorney fees, costs and expenses within thirty (30) days after the conclusion of the litigation.


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

         IN WITNESS WHEREOF, the parties hereto have signed this Employment Agreement the day and year first above written.

                        PARTIES OF THE FIRST PART:

                        AMVESTORS FINANCIAL CORPORATION

                        By: /s/  Ralph W. Laster, Jr.
                           ------------------------------------
                           Ralph W. Laster, Jr., Chairman
                             and Chief Executive Officer


ATTEST:


 /s/  Lynn Hammes
----------------------------------
CORPORATE SECRETARY

                        AMERICAN INVESTORS LIFE
                        INSURANCE COMPANY, INC.



                        By: /s/  Ralph W. Laster, Jr.
                           ---------------------------------------
                           Ralph W. Laster, Jr., President
                             and Chief Executive Officer



ATTEST:



 /s/  Lynn Hammes
----------------------------------
CORPORATE SECRETARY



                   AMVESTORS INVESTMENT GROUP, INC.
                   AMERICAN INVESTORS SALES GROUP INC.



                   By: /s/  Ralph W. Laster, Jr.
                      ----------------------------------------
                   Ralph W. Laster, Jr., Chief
                   Executive Officer

                   COMPENSATION COMMITTEE--
                   AMVESTORS FINANCIAL CORPORATION and
                   AMERICAN INVESTORS LIFE INSURANCE
                        COMPANY, INC.


                   By: /s/  R. Rex Lee
                      ---------------------------------------
                      R. Rex Lee, Chairman





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


                        PARTY OF THE SECOND PART:



                         /s/  Mark V. Heitz
                        -------------------------------------
                        Mark V. Heitz



                        AMERUS LIFE HOLDINGS, INC.



                        By: /s/  Roger K. Brooks
                           ---------------------------------
                        Roger K. Brooks, Chairman, President
                        and Chief Executive Officer


                                15